Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MANPOWERGROUP INC.

These amended and restated Articles of Incorporation are executed by the undersigned to supersede and replace the heretofore existing Articles of Incorporation of ManpowerGroup Inc., as amended, a corporation organized under Chapter 180 of the Wisconsin Statutes:

ARTICLE I

The name of the corporation is ManpowerGroup Inc.

ARTICLE II

The period of existence of the corporation shall be perpetual.

ARTICLE III

The corporation is authorized to engage in any lawful activity for which corporations may be organized under Chapter 180 of the Wisconsin Statutes and any successor provisions.

ARTICLE IV

The aggregate number of shares which the corporation shall have the authority to issue, the designation of each class of shares, the authorized number of shares of each class of par value and the par value thereof per share shall be as follows:

Designation of Class	Par Value Per Share	Authorized Number of Shares
Common Stock	$.01	125,000,000
Preferred Stock	$.01	25,000,000

The preferences, limitations and relative rights of shares of each class of stock shall be as follows:

A. Common Stock.

(1) Voting.  Except as otherwise provided by law and except as may be determined by the Board of Directors with respect to shares of Preferred Stock as provided in subparagraph (b) of paragraph (1) of Section B, below, only the holders of shares of Common Stock shall be entitled to vote for the election of directors of the corporation and for all other corporate purposes.  Except as otherwise provided by law, upon any such vote, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such shareholder.

(2) Dividends.  Subject to the provisions of paragraph (4) of Section B, below, the holders of Common Stock shall be entitled to receive such dividends as may be declared thereon from time to time by the Board of Directors, in its discretion, out of any funds of the corporation at the time legally available for payment of dividends on Common Stock.

(3) Liquidation.  In the event of the voluntary or involuntary dissolution, liquidation or winding up of the corporation, after there have been paid to or set aside for the holders of shares of Preferred Stock the full preferential amounts to which they are entitled as provided in paragraph (5) of Section B, below, the holders of outstanding shares of Common Stock shall be entitled to share ratably, according to the number of shares held by each, in the remaining assets of the corporation available for distribution.

B. Preferred Stock.

(1) Series and Variations Between Series.  The Preferred Stock may from time to time as hereinafter provided, be divided into and issued in one or more series, and the Board of Directors is hereby expressly authorized to establish one or more series, to fix and determine the variations as among series and to fix and determine, prior to the issuance of any shares of a particular series, the following designations, terms, limitations and relative rights and preferences of such series:

(a) The designations of such series and the number of shares which shall constitute such series, which number may at any time, or from time to time, be increased or decreased (but not below the number of shares thereof then outstanding) by the Board of Directors unless the Board of Directors shall have otherwise provided in establishing such series;

(b) Whether and to what extent the shares of that series shall have voting rights, in addition to the voting rights provided by law, which might include the right to elect a specified number of directors in any case or if dividends on such series were not paid for a specified period of time;

(c) The yearly rate of dividends, if any, on the shares of such series, the dates in each year upon which such dividend shall be payable and, the date or dates from which any such cumulative dividend shall be cumulative;

(d) The amount per share payable on the shares of such series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(e) The terms, if any, on which the shares of such series shall be redeemable, and, if redeemable, the amount per share payable thereon in the case of the redemption thereof (which amount may vary for (i) shares redeemed on different dates; and (ii) shares redeemed through the operation of a sinking fund, if any, applicable to such shares, from the amount payable with respect to shares otherwise redeemed);

(f) The extent to and manner in which a sinking fund, if any, shall be applied to the redemption or purchase of the shares of such series, and the terms and provisions relative to the operation of such fund;

(g) The terms, if any, on which the shares of such series shall be convertible into shares of any other class or of any other series of the same or any other class and, if so convertible, the price or prices or the rate or rates of conversion, including the method, if any, for adjustments of such prices or rates, and any other terms and conditions applicable thereto; and

(h) Such other terms, limitations and relative rights and preferences, if any, of such series as the Board of Directors may lawfully fix and determine and as shall not be inconsistent with the laws of the State of Wisconsin or these Articles of Incorporation.

(2) Redemption Right.  Shares of Preferred Stock may be issued which are redeemable by the corporation at the price determined by the Board of Directors for shares of each series as provided in subparagraph (e) of paragraph (1) of this Section B, above.

(3) Conversion of Preferred Stock.  Shares of Preferred Stock may be issued which are convertible into shares of Common Stock or shares of any other series of Preferred Stock on the terms and conditions determined by the Board of Directors for shares of each series as provided in subparagraph (g) of paragraph (1) of this Section B, above.

(4) Dividends.  Shares of Preferred Stock may be issued which entitle the holders thereof to cumulative, noncumulative or partially cumulative dividends.  The holders of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends at the annual rate fixed by the Board of Directors with respect to each series of shares and no more.  Such dividends shall be payable on such dates and in respect of such periods in such year as may be fixed by the Board of Directors to the holders of record thereof on such date as may be determined by the Board of Directors.  Such dividends shall be paid or declared and set apart for payment for each dividend period before any dividend (other than a dividend payable solely in Common Stock) for the same period shall be paid upon or set apart for payment on the Common Stock, and, if dividends on the Preferred Stock shall be cumulative or partially cumulative, all unpaid dividends thereon for any past dividend period shall be fully paid or declared and set apart for payment, but without interest, before any dividend (other than a dividend payable solely in Common Stock) shall be paid upon or set apart for payment in the Common Stock.  The holders of Preferred Stock shall not, however, be entitled to participate in any other or additional earnings or profits of the corporation, except for such premiums, if any, as may be payable in case of redemption, liquidation, dissolution or winding up.

(5) Liquidation.  In the event of liquidation, dissolution or winding up (whether voluntary or involuntary) of the corporation, the holders of shares of Preferred Stock shall be entitled to be paid the full amount payable on such shares upon the liquidation, dissolution or winding up of the corporation fixed by the Board of Directors with respect to such shares as provided in subparagraph (d) of paragraph (1) of this Section B, above, before any amount shall be paid to the holders of the Common Stock.

(6) Reissue of Shares.  Shares of the Preferred Stock which shall have been converted, redeemed, purchased or otherwise acquired by the corporation, whether through the operation of a sinking fund or otherwise, shall be retired and restored to the status of authorized but unissued shares, but may be reissued only as a part of the Preferred Stock other than the series of which they were originally a part.

ARTICLE V

No holder of any stock of the corporation shall have any pre-emptive or subscription rights nor be entitled, as of right, to purchase or subscribe for any part of the unissued stock of this corporation or of any additional stock issued by reason of any increase of authorized capital stock of this corporation or other securities whether or not convertible into stock of this corporation.

ARTICLE VI

A dividend payable in shares of any class of stock of the corporation may be paid in shares of any other class without authorization by the shareholders of the class of stock to be issued.

ARTICLE VII

The address of the registered office of the corporation is 8040 Excelsior Drive, Suite 200, Madison, Wisconsin 53717 in Dane County.  The name of its registered agent at such address is CT Corporation System.

ARTICLE VIII

The number of directors (exclusive of directors, if any, elected by the holders of one or more series of Preferred Stock, voting separately as a series pursuant to the provisions of these Articles of Incorporation applicable thereto) shall not be less than 3 nor more than 15 directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors then in office.

At the 2014 annual meeting of shareholders of the corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2015 annual meeting of shareholders of the corporation and until their successors shall be elected and shall qualify; at the 2015 annual meeting of shareholders of the corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2016 annual meeting of shareholders of the corporation and until their successors shall be elected and shall qualify; and at each annual meeting of shareholders of the corporation thereafter, the successors of the directors whose terms expire at that meeting shall be elected for terms expiring at the next annual meeting of shareholders of the corporation and until their successors shall be elected and shall qualify.

In a non-contested election, directors shall be elected by a majority of the votes cast by holders of shares of the corporation’s common stock entitled to vote in the election at a shareholders meeting at which a quorum is present.  In a contested election, directors shall be elected by a plurality of the votes cast by holders of shares of the corporation’s common stock entitled to vote in the election at a shareholders meeting at which a quorum is present.  For purposes of this Article VIII, (i) a “contested election” means that as of the record date for the meeting at which the election is held, there are more nominees for election than positions on the Board of Directors to be filled by election at the meeting and (ii) a “majority of the votes cast” means that the number of votes cast in favor of the election of a director exceeds the number of votes cast against the election of that director (with abstentions and broker non-votes not counted as votes cast).  The shareholders of the corporation are hereby authorized to adopt or amend a by-law of the corporation that fixes the foregoing voting standard.

Any newly created directorship resulting from an increase in the number of directors and any other vacancy on the Board of Directors, however caused, shall be filled by the vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.  Any director so elected to fill any vacancy in the Board of Directors, including a vacancy created by an increase in the number of directors, shall hold office until the next annual meeting of shareholders and until his or her successor shall be elected and shall qualify.

Exclusive of directors, if any, elected by the holders of one or more series of Preferred Stock, no director of the corporation may be removed from office, except for Cause and by the affirmative vote of two-thirds of the outstanding shares of capital stock of the corporation entitled to vote at a meeting of shareholders duly called for such purpose.  As used in this Article VIII, the term “Cause” shall mean solely malfeasance arising from the performance of a director’s duties which has a materially adverse effect on the business of the corporation.

No person, except those nominated by or at the direction of the Board of Directors, shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request, in the form established by the corporation’s by-laws, that a person’s name be placed in nomination is received from a shareholder of record by the Secretary of the corporation, together with the written consent of such person to serve as a director, (i) with respect to an election held at an annual meeting of shareholders, not less than 90 nor more than 150 days prior to the meeting date fixed pursuant to the corporation’s by-laws, or (ii) with respect to an election held at a special meeting of shareholders for the election of directors, not less than the close of business on the eighth day following the date on which notice of such meeting is given to shareholders.

ARTICLE IX

Notwithstanding any provision of these Articles of Incorporation, these Articles of Incorporation may be amended, altered or repealed, and new Articles of Incorporation may be enacted, only by the affirmative vote of the holders of not less than two-thirds of the outstanding total shares of stock of the corporation entitled to vote at a meeting of shareholders duly called for such purpose and by the affirmative vote of the holders of not less than two-thirds of the shares of each class or series, if any, entitled to vote thereon at such meeting;  provided, however, that this Article IX shall not limit the power of the corporation’s Board of Directors to make certain amendments to the Articles of Incorporation under Chapter 180 of the Wisconsin Statutes and any successor provisions without shareholder approval.

ARTICLE X

Notwithstanding any other provision of these Articles of Incorporation or the corporation’s By-Laws, the corporation’s By-Laws may be amended, altered or repealed, and new By-Laws may be enacted, only by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of stock of the corporation entitled to vote at a meeting of shareholders duly called for such purpose and by the affirmative vote of the holders of not less than two-thirds of the shares of each class or series, if any, entitled to vote thereon at such meeting, or by a vote of not less than three-quarters of the entire Board of Directors then in office.

Executed on behalf of the corporation this 31st day of July, 2013.

MANPOWERGROUP INC.
/s/ Richard Buchband
Richard Buchband
Senior Vice President,
General Counsel and Secretary

This instrument was drafted by:

Dennis F. Connolly
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin  53202